Exhibit 99.1

Shake Shack Announces Third Quarter 2017 Financial Results
- Third Quarter Total Revenue Grew 26.9% to $94.6 Million -
- System-wide Year-Over-Year Unit Growth of 36% -
- Net Income Increased 15.9% and Adjusted EBITDA Grew 19.9% in the Third Quarter -

NEW YORK, NY (Business Wire) — November 1, 2017 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the third quarter ended September 27, 2017, a period that included 13 weeks.
Financial Highlights for the Third Quarter 2017:

▪	Total revenue increased 26.9% to $94.6 million.

▪	Shack sales increased 26.8% to $91.1 million.

▪	Same-Shack sales decreased 1.6%.

▪	Operating income increased 15.7% to $10.6 million, or 11.2% of total revenue.

▪	Shack-level operating profit*, a non-GAAP measure, increased 19.9% to $24.8 million, or 27.2% of Shack sales.

▪	Net income increased 15.9% to $7.9 million and net income attributable to Shake Shack Inc. was $5.0 million, or $0.19 per diluted share.

▪	Adjusted EBITDA*, a non-GAAP measure, increased 19.9% to $18.2 million.

▪	Adjusted pro forma net income*, a non-GAAP measure, increased 13.1% to $6.2 million, or $0.17 per fully exchanged and diluted share.

▪	Nine system-wide Shack openings, including four domestic company-operated Shacks and five licensed Shacks.
* Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income, adjusted EBITDA to net income, and adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Randy Garutti, Chief Executive Officer of Shake Shack, stated “During the third quarter, we delivered robust revenue and profit growth, with total revenue increasing 27% and adjusted EBITDA up 20%.  We added nine new Shacks in both new and current markets at home and internationally. Given the strength of our development pipeline, we now expect to open 24 to 26 domestic company-operated Shacks and 18, net licensed Shacks this year, representing unit growth of approximately 39% and 36% respectively. Building on this momentum, we are stepping up our plans to make 2018 our biggest year of openings to date with 32 to 35 new domestic company-operated Shacks and 16 to18, net new licensed Shacks. We continue to innovate and learn through our ever-increasing use of technology in the overall Shack experience, demonstrated most recently with our cashless, kiosk-only, and new kitchen design at Astor Place in New York City. This Shack is the representation of our relentless focus on excellence, experience and hospitality through innovation and you will continue to see more of this from us in the years to come.”

Development Highlights
During the quarter, the Company opened four domestic company-operated Shacks, including the Company's first Shack in San Antonio, Texas, as well as additional Shacks in Nevada, New Jersey and New York City. Additionally, the Company opened a domestic licensed Shack at M&T Bank Stadium in Baltimore and four international licensed Shacks, which is comprised of the fourth Shack in Japan in the Shinjuku area and a fifth Shack in South Korea, as well as additional Shacks in Turkey and the Middle East. Also during the quarter, the Company announced plans to enter Hong Kong, Macau and Shanghai, through a new partnership with Maxim's Caterers Limited.

Location	Type	Opening Date
Tokyo, Japan — Shinjuku	International Licensed	June 30
Henderson, NV — Henderson	Domestic Company-Operated	July 12
Baltimore, MD — M&T Bank Stadium	Domestic Licensed	August 10
New York, NY — Morningside Heights	Domestic Company-Operated	August 23
San Antonio, TX — Park North	Domestic Company-Operated	August 23
Livingston, NJ — Livingston	Domestic Company-Operated	August 23
Seoul, South Korea — Starfield Goyang	International Licensed	August 31
Doha, Qatar — Doha Festival City	International Licensed	September 2
Istanbul, Turkey — Vadi Mall	International Licensed	September 14
Subsequent to the end of the quarter, the Company opened its first Shack in San Diego at UTC, additional Shacks in Washington D.C. and Dallas, as well as a Shack in New York City at Astor Place, which is the Company's first Shack featuring kiosk-only ordering. Additionally, the Company opened another international licensed Shack in Japan, in Yokohama, which is its first location outside of Tokyo, as well as Shacks in Bahrain and London.
Third Quarter 2017 Review
Total revenue, which includes Shack sales and licensing revenue, increased 26.9% to $94.6 million in the third quarter of 2017, from $74.6 million in the third quarter of 2016. Shack sales for the third quarter of 2017 were $91.1 million compared to $71.9 million in the same quarter last year, an increase of $19.2 million, or 26.8%, due primarily to the opening of 21 new domestic company-operated Shacks, partially offset by same-Shack sales decline of $0.9 million, as well as lost revenue due to hurricane-related Shack closures, which the Company estimates to be approximately $0.3 million. Licensing revenue for the third quarter was $3.5 million, an increase of 30.2% from $2.7 million in the same quarter last year, due primarily to the opening of new licensed Shacks.
Same-Shack sales decreased 1.6% for the third quarter of 2017 versus 2.9% growth in the third quarter last year. The decline in same-Shack sales, which excludes comparable period sales during hurricane-related Shack closures, consisted of a 3.8% decrease in guest traffic partially offset by a combined increase in price and sales mix of 2.2%. The comparable Shack base includes those restaurants open for 24 full fiscal months or longer. For the third quarter of 2017, the comparable Shack base included 39 Shacks versus 26 Shacks for the third quarter of 2016.
Average weekly sales for domestic company-operated Shacks decreased to $91,000 for the third quarter of 2017 compared to $103,000 the same quarter last year, primarily due to the addition of more Shacks at various volumes into the system.
Operating income increased 15.7% to $10.6 million for the third quarter of 2017 from $9.2 million in the same quarter last year. Operating income margins decreased 110 basis points to 11.2%. Shack-level operating profit, a non-GAAP measure, increased 19.9% to $24.8 million for the third quarter of 2017 from $20.7 million in the same quarter last year. As a percentage of Shack sales, Shack-level operating profit margins decreased 160 basis points to 27.2%. These decreases were primarily due to increased labor and related expenses resulting from increases in hourly wages that were implemented at the end of fiscal 2016 and investments in our management team to support future growth, as well as certain higher operating costs. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
General and administrative expenses increased to $9.2 million for the third quarter of 2017 from $7.9 million in the same quarter last year. The increase was primarily driven by higher payroll expense from increased headcount at the home office to support future growth plans and developer costs related to the Company's digital platforms. As a percentage of total revenue, general and administrative expenses decreased to 9.7% for the third quarter of 2017 from 10.6% in the third quarter last year.
Net income attributable to Shake Shack Inc. was $5.0 million, or 5.3% of total revenue, for the third quarter of 2017, compared to $3.8 million, or 5.1% of total revenue, for the same period last year. Earnings per diluted share was $0.19 for the third quarter of 2017 compared to $0.15 for the same period last year.

Adjusted EBITDA, a non-GAAP measure, increased 19.9% to $18.2 million. As a percentage of total revenue, adjusted EBITDA margins decreased approximately 110 basis points to 19.2% compared to 20.3% for the year ago period. A reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Adjusted pro forma net income, a non-GAAP measure, increased 13.1% to $6.2 million, or $0.17 per fully exchanged and diluted share during the third quarter of 2017, compared to $5.5 million, or $0.15 per fully exchanged and diluted share during the third quarter of 2016. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
Updated 2017 Outlook
For the fiscal year ending December 27, 2017, the Company is providing the following financial outlook:

▪	Total revenue between $354 million and $355 million (vs. $351 million to $355 million).

▪	Same-Shack sales decrease of between -1.5% and -2.0% (vs. -2% to -3%).

▪	Between 24 and 26 new domestic company-operated Shacks to be opened in fiscal 2017 (vs. 23 to 24).

▪	Increase to 18, net new licensed Shacks to be opened in fiscal 2017 (vs. 15, net).

▪	Shack-level operating profit margin between 26.5% and 27.0% (vs. 26.5% to 27.5%).

▪	General and administrative expenses between $38 million and $40 million.

▪	Depreciation expense of approximately $22 million.

▪	Interest expense between $1.6 million and $1.8 million (vs. $1.6 million to $2.0 million).

▪	Adjusted pro forma effective tax rate between 40% and 41% (excluding the impact from the recognition of windfall tax benefits related to the adoption of ASU 2016-09).

Preliminary 2018 Outlook
For the fiscal year ending December 26, 2018, the Company is providing the following financial outlook:

▪	Between 32 and 35 new domestic company-operated Shacks to be opened in fiscal 2018.

▪	Between 16 and 18, net new licensed Shacks to be opened in fiscal 2018.
Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2017 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (888) 397-5355 or for international callers by dialing (719) 325-2115. A replay will be available after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 9941018. The replay will be available until November 8, 2017.
The conference call will also be webcast live from the Company's Investor Relations website at http://investor.shakeshack.com. An archive of the webcast will be available at the same location on the website shortly after the call has concluded.
Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as net income before interest expense (net of interest income), income tax expense, and depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
"Adjusted pro forma net income," a non-GAAP measure, represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations.
About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top beef dogs (no added hormones and no antibiotics ever), 100% all-natural cage-free chicken (no antibiotics ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. From its premium ingredients and caring hiring practices to its inspiring designs and deep community investment, Shake Shack’s mission is to Stand For Something Good®. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has opened multiple locations in 18 states and the District of Columbia, as well as international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.

Investor Contact:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com
Media Contact:
Edwin Bragg, Shake Shack
(646) 747-6654
ebragg@shakeshack.com
Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook for fiscal 2017, expected Shack openings, expected same-Shack sales growth and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to their financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016, as amended, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 27 2017		September 28 2016		September 27 2017		September 28 2016
Shack sales	$91,100	96.3%	$71,871	96.4%	$253,258	96.4%	$188,430	96.5%
Licensing revenue	3,509	3.7%	2,696	3.6%	9,416	3.6%	6,774	3.5%
TOTAL REVENUE	94,609	100.0%	74,567	100.0%	262,674	100.0%	195,204	100.0%
Shack-level operating expenses(1):
Food and paper costs	25,760	28.3%	20,393	28.4%	71,646	28.3%	53,529	28.4%
Labor and related expenses	23,806	26.1%	18,216	25.3%	66,692	26.3%	46,640	24.8%
Other operating expenses	9,229	10.1%	6,577	9.2%	25,380	10.0%	17,475	9.3%
Occupancy and related expenses	7,522	8.3%	6,009	8.4%	20,741	8.2%	15,541	8.2%
General and administrative expenses	9,204	9.7%	7,885	10.6%	27,352	10.4%	22,265	11.4%
Depreciation expense	5,604	5.9%	3,719	5.0%	15,610	5.9%	10,229	5.2%
Pre-opening costs	2,670	2.8%	2,598	3.5%	6,961	2.7%	6,708	3.4%
Loss on disposal of property and equipment	204	0.2%	—	—%	317	0.1%	—	—%
TOTAL EXPENSES	83,999	88.8%	65,397	87.7%	234,699	89.3%	172,387	88.3%
OPERATING INCOME	10,610	11.2%	9,170	12.3%	27,975	10.7%	22,817	11.7%
Other income, net	229	0.2%	151	0.2%	622	0.2%	197	0.1%
Interest expense	(475)	(0.5)%	(89)	(0.1)%	(1,144)	(0.4)%	(267)	(0.1)%
INCOME BEFORE INCOME TAXES	10,364	11.0%	9,232	12.4%	27,453	10.5%	22,747	11.7%
Income tax expense	2,494	2.6%	2,443	3.3%	7,537	2.9%	6,058	3.1%
NET INCOME	7,870	8.3%	6,789	9.1%	19,916	7.6%	16,689	8.5%
Less: net income attributable to non-controlling interests	2,873	3.0%	3,023	4.1%	7,773	3.0%	8,163	4.2%
NET INCOME ATTRIBUTABLE TO SHAKE SHACK INC.	$4,997	5.3%	$3,766	5.1%	$12,143	4.6%	$8,526	4.4%

Earnings per share of Class A common stock:
Basic	$0.19		$0.16		$0.47		$0.38
Diluted	$0.19		$0.15		$0.46		$0.37
Weighted-average shares of Class A common stock outstanding:
Basic	26,024		24,023		25,733		22,310
Diluted	26,477		24,554		26,248		22,805

(1)	As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	September 27 2017	December 28 2016
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$26,887	$11,607
Total assets	$599,937	$538,194
Total liabilities	$368,159	$336,841
Total equity	$231,778	$201,353

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 27 2017	September 28 2016	September 27 2017	September 28 2016
SELECTED OPERATING DATA:
Same-Shack sales growth(1)	(1.6)%	2.9%	(1.9)%	5.3%
Shacks in the comparable base(1)	39	26	39	26

Shack system-wide sales(2)	$142,240	$116,543	$391,515	$295,728

Average weekly sales
Domestic company-operated	$91	$103	$90	$98

Shack-level operating profit(3)	$24,783	$20,676	$68,799	$55,245
Shack-level operating profit margin(3)	27.2%	28.8%	27.2%	29.3%

Adjusted EBITDA(3)	$18,170	$15,154	$49,720	$38,798
Adjusted EBITDA margin(3)	19.2%	20.3%	18.9%	19.9%

Capital expenditures	$16,193	$12,720	$41,179	$39,268

Shack counts (at end of period):
System-wide	143	105	143	105
Domestic company-operated	79	58	79	58
Domestic licensed	10	6	10	6
International licensed	54	41	54	41

(1)
Effective December 29, 2016, the Company changed its methodology for calculating same-Shack sales whereby Shacks enter the comparable base at the beginning of their 25th full fiscal month, whereas previously they entered at the beginning of their 105th full fiscal week. Prior period amounts have been restated to conform to the current period methodology. The change in methodology had an immaterial impact to the same-Shack sales growth for the thirteen and thirty-nine weeks ended September 28, 2016.

(2)
Shack system-wide sales is an operating measure and consists of sales from domestic company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

(3)
Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to operating income and adjusted EBITDA to net income, the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including food and paper costs, labor and related expenses, other operating expenses and occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as general and administrative expenses and pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with GAAP financial results. A reconciliation of Shack-level operating profit to operating income, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 27 2017	September 28 2016	September 27 2017	September 28 2016
Operating income	$10,610	$9,170	$27,975	$22,817
Less:
Licensing revenue	3,509	2,696	9,416	6,774
Add:
General and administrative expenses	9,204	7,885	27,352	22,265
Depreciation expense	5,604	3,719	15,610	10,229
Pre-opening costs	2,670	2,598	6,961	6,708
Loss on disposal of property and equipment	204	—	317	—
Shack-level operating profit	$24,783	$20,676	$68,799	$55,245

Total revenue	$94,609	$74,567	$262,674	$195,204
Less: licensing revenue	3,509	2,696	9,416	6,774
Shack sales	$91,100	$71,871	$253,258	$188,430

Shack-level operating profit margin	27.2%	28.8%	27.2%	29.3%

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net of interest income), income tax expense and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred rent expense, losses on the disposal of property and equipment, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to net income, the most directly comparable GAAP measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands)	September 27 2017	September 28 2016	September 27 2017	September 28 2016
Net income	$7,870	$6,789	$19,916	$16,689
Depreciation expense	5,604	3,719	15,610	10,229
Interest expense, net	456	66	1,086	198
Income tax expense	2,494	2,443	7,537	6,058
EBITDA	16,424	13,017	44,149	33,174

Equity-based compensation	1,289	1,577	3,823	3,817
Deferred rent	240	560	767	1,807
Loss on disposal of property and equipment	204	—	317	—
Executive transition costs(1)	13	—	664	—
ADJUSTED EBITDA	$18,170	$15,154	$49,720	$38,798

(1)	Represents fees paid to an executive recruiting firm, a non-recurring signing bonus and certain other benefits paid upon the hiring of the Company's chief financial officer.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings Per Fully Exchanged and Diluted Share
Adjusted pro forma net income represents net income attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Shake Shack Inc. Adjusted pro forma net income and adjusted pro forma earnings per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 27 2017	September 28 2016	September 27 2017	September 28 2016
Numerator:
Net income attributable to Shake Shack Inc.	$4,997	$3,766	$12,143	$8,526
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	2,873	3,023	7,773	8,163
Executive transition costs(2)	13	—	664	—
Income tax expense(3)	(1,695)	(1,318)	(3,448)	(3,171)
Adjusted pro forma net income	$6,188	$5,471	$17,132	$13,518

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	26,477	24,554	26,248	22,805
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	10,693	12,314	10,882	13,988
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	37,170	36,868	37,130	36,793

Adjusted pro forma earnings per fully exchanged share—diluted	$0.17	$0.15	$0.46	$0.37

(1)
Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of non-controlling interests and the recognition of net income attributable to non-controlling interests.

(2)	Represents fees paid to an executive recruiting firm, a non-recurring signing bonus and certain other benefits paid upon the hiring of the Company's chief financial officer.

(3)
Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 40.4% and 39.1% for the thirteen and thirty-nine weeks ended September 27, 2017, respectively, and 40.7% and 40.6% for the and thirteen and thirty-nine weeks ended September 28, 2016, respectively. Amounts include provisions for U.S. federal and certain state and local income taxes, assuming the highest statutory rates apportioned to each applicable state and local jurisdiction, and exclude the effect of any adjustments related to the filing of prior year tax returns.